Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by; welcome to the WMS Industries Fiscal 2011 First Quarter results conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, you’ll be invited to participate in the question-and-answer session. As a reminder, today’s conference call, November 1, 2010, is being recorded. I would now like to turn the call over to Bill Pfund, Vice President of Investor Relations for WMS. Please go ahead.

William H. Pfund, Vice President-Investor Relations

Thank you Shawn. Good afternoon everyone and welcome to WMS Industries’ conference call to discuss our Fiscal 2011 First Quarter results. With me are Brian Gamache, Chairman and Chief Executive Officer; Orrin Edidin, President; and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.

Before we start, let me review our safe harbor language. Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results may differ materially from those anticipated in the forward-looking statements and can be impacted by the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010, and in our more recent reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, November 1, 2010.

In addition, our call also contains non-GAAP measures that adjust our fiscal first quarter diluted earnings per share, operating income and operating margin for the facility closure costs. Regulation G reconciliations to the most appropriate GAAP measures and related disclosures can be found in the supplemental tables that are part of today’s press release.

Now let me turn the call over to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you, Bill. Good afternoon everyone.

Today, WMS reported record fiscal first quarter total revenue of $187 million, a year-over-year increase of 13% or $22 million. These results were above expectations and again clearly demonstrate that with great product we can capture a high share of the limited capital dollars that our customers are willing to spend. Total product sales revenues were up 25% and reflect strong demand for the high-earning performance of our Bluebird xD™ cabinet, coupled with the ongoing strong player appeal for the innovative game content on both our Bluebird xD and Bluebird®2 cabinets. Earnings Per Share for the fiscal 2011 first quarter was 33¢; and without the impact of the 4¢ facility closure charge, our adjusted earnings per share were $0.37 per diluted share. Cash flow from operating activities was $19 million…a $29 million improvement compared with a net cash use of $10 million a year ago. WMS is clearly getting stronger by continuing to focus our development efforts on the creation of innovative products that are both high earning and differentiated, which in turn, drives our growing ship share and our higher average selling price.

As noted in today’s press release, selling and administration expense in the September 2011 quarter includes a pre-tax charge of $3.8 million for the costs to close and consolidate our main Netherlands-based facility. Consolidating the operations of this facility within existing international facilities in Barcelona, Spain; London, England and other sites is part of our continuous improvement initiatives, as it streamlines costs that can be better directed to further enhance the marketing, development and sales support behind our new products.

Consistent with our guidance of planned reinvestments in WMS, our results include increased investments in research and development, higher capital deployed in gaming operations equipment and greater share repurchases. First quarter R&D expense increased over $2 million from a year ago, and largely reflects investments that are aimed at accelerating the development and commercialization of our WAGE-NET® Networked Gaming applications and systems solutions. While we had planned to introduce certain of these products in outlying years, following the highly favorable customer response and economic validation now being generated in our beta test sites, we are now targeting the availability of a broader product offering in fiscal ‘12 and fiscal ‘13 than originally planned. As the first company to engineer unique player and operator benefits that transcend remote configuration and download, we believe WMS’ evolution of Networked Gaming technology positions us very favorably for significant “first-mover” advantages through our accelerated development efforts. Orrin will discuss our progress momentarily, as well as the launch later this quarter in the UK of our online JackpotParty Casino web site.

We also invested more in our gaming operations business last quarter, with more than $12 million of incremental capital deployed than in the prior year period, as we continue to convert our existing installed base to the Bluebird2 cabinet. We expect this trend will continue in subsequent quarters.

Looking forward, with projected continuing growth in our existing product sales and gaming operations businesses, while standing at the threshold of entirely new revenue streams from our suite of Networked Game Enablement Portal Applications and Online Gaming, we still see meaningful opportunities to grow our revenues, earnings and cash flow. As a result of this, and given where our stock was trading, we opportunistically repurchased $50 million, or 1.3 million shares, or 2% of the WMS outstanding common shares in the September 2010 quarter at an average price of $37.36. This $50 million is more than we have ever purchased during a full fiscal year and our balance sheet still looks great with $122 million of total cash and no debt. In aggregate, since the inception of our repurchase program, we repurchased 22% of the then outstanding shares at an average price of just under $21. While we remain fiscally conservative with our balance sheet management and disciplined in our spending, the road to further financial improvements is established and clear. As such, we believe these purchases represent an appropriate use of cash to reinvest in WMS and to enhance long-term shareholder value.

From top to bottom: on our income statement, our statement of cash flows and our balance sheet, first quarter results highlight the fact that we continue to thoughtfully expand and profitably grow our business…even with the current economic headwinds. And, our financial performance is being noticed. We’ve just been recognized by Forbes Magazine naming WMS to its list of 100 Best Small Companies; and I would like to acknowledge all of the WMS global team members whose dedication and passion helped us earn this distinction.

Our full year guidance for fiscal 2011, which we reiterated this afternoon, underscores our expectation that we will continue to achieve top- and bottom-line growth throughout our fiscal year in the face of the continuing impact from the slow replacement cycle, consumer uncertainty leading to no real increase in discretionary spending and our current expectation for a delay in the opening of the Illinois VLT market until fiscal 2012. But there are some bright spots. While our outlook has not changed since our investor day six weeks ago, I sense an improving sentiment among gaming operators. We’re seeing continued willingness by large multi-site operators to invest in the future and freshen their floors by increasing the size and breadth of their orders with WMS…large orders that would be fulfilled over several quarters and that cover both new unit sales and recurring revenues in gaming operations.

Now let me turn the call over to Scott to share his perspective on our financial results.

Scott D. Schweinfurth, Chief Financial Officer, Treasurer and Executive Vice President

Thanks Brian and hello everyone.

In our September 2010 quarter, we got off to a fast start for fiscal 2011, with our total revenues increasing $22 million, or 13%, on a year-over-year basis to $187 million, which exceeded the high end of the revenue guidance range we provided in August by $8 million.

As Brian noted, this was driven by a 25% increase in product sales revenues to $111 million, primarily due to higher-than-expected demand for the new Bluebird xD cabinet. Total global unit shipments increased 10%, getting us back to a double-digit increase for the first time in awhile, with an average selling price 10% higher than a year ago to a record $16,504. In total, Bluebird xD and Bluebird2 cabinets accounted for 90% of our total global unit shipments, with Bluebird xD cabinets totaling almost 1,900 units or a healthy 35% of total global shipments. This is a tremendous start for the new xD product line, which is a complement to – not a replacement for – the Bluebird2 product line; and this solid demand contributed to our growth in new unit replacement shipments in the quarter.

New unit shipments in the U.S. and Canada totaled 3,192 units, an 8% increase year over year, with replacement shipments of approximately 2,900 units, up approximately 500 units over the 2,400 units of a year ago, while new unit shipments to new casino openings and expansions declined by approximately 250 units. I would note that units for Penn’s new Maryland casino are not in our September quarter shipments, but should be in the December 2010 quarter. The slot floor differentiation and diversity we can provide operators by having both the Bluebird xD and Bluebird2 cabinets supports our prospects for capturing further ship share in future quarters.

Our international shipments increased 13% over September 2009 quarter to 2,146 units. Overall, higher shipments into the international markets we entered in fiscal 2010 – Mexico and New South Wales, Australia – more than offset ongoing weakness in Europe. In New South Wales, where club owners can elect to submit the earnings performance of their games to a third-party reporting entity, WMS had four of the top six penny denomination games in the most recent reporting period. With such strong performance after only six months and our continuing success in Mexico, we are very encouraged about our potential for further growth in these markets and believe they will serve as catalysts for growing our world-wide market share.

We also experienced a meaningful increase in other product sales revenues, up $7 million or 47% from the prior year. The increase was lead by significantly higher used gaming machine revenue and higher hardware and software conversion revenues. We sold approximately 2,000 used gaming machines, about half of which were WMS products sold at higher prices than a year ago, and we shipped approximately 1,900 conversion kits in the quarter, also at higher prices than a year ago because of the increased number of hardware conversion kits sold.

Revenues from gaming operations were essentially flat, as 1% growth in our average installed base of participation gaming machines was offset by a slight decrease in the average revenue per day and slightly lower royalty income. Our daily average revenue per gaming machine was down slightly both on a year-over-year and quarterly sequential basis, mostly reflecting the impact of lower consumer discretionary spending and the launch of new WAP products focused primarily at refreshing our footprint, not expanding it during the September 2010 quarter. On a quarterly sequential basis, the installed footprint largely reflects the successful launch of our new THE LORD OF THE RINGS™ game that extends our Adaptive Gaming® platform which offset the wind-down of certain older themes.

As noted in today’s release we changed the categories for reporting our participation footprint to disclose the footprint based on our revenue generating models: our participation lease revenues are based on either coin-in, net-win or a daily lease rate. The new category disclosures do not result in any change in the size of the overall installed participation base or in the average revenue per day, but we believe this will provide investors with more meaningful and transparent information on how we earn our revenues. For those who like to focus on the percentage of the installed base that is based on variable pricing, you can add the coin-in and net-win units together, while the daily lease rate units are more fixed. For comparative purposes and to assist those with financial models, we have attached a supplemental table to the press release that presents the participation installed base using these new categories by quarter for the last three fiscal years.

From a revenue generating standpoint, THE LORD OF THE RINGS game is priced on a “percentage of coin-in” model similar to our Wide-Area Progressive units, even though it does not have a progressive jackpot feature. This pricing model was originally introduced two years ago with the launch of the STAR TREK™ series on our Adaptive Gaming platform. Both games take advantage of the unique capabilities of our wide-area network to provide “episodic gaming” features that allow players to save their game progress and pick up where they left off in any casino having that game series.

On a consolidated basis, WMS’ first quarter total gross profit increased 6%, while the gross profit margin declined year over year to 61.8% compared with 66.1% in the September 2009 quarter. This reflects the higher mix of product sales revenues than a year ago, the initial lower margins on Bluebird xD units coupled with Bluebird xD units being a larger percentage of the total new unit sales mix, and lastly, a higher amount of lower-margin other product sales revenues in the quarter. Reflecting the strong product sales growth, approximately 59% of our September 2010 revenues came from product sales revenues and 41% from higher-margin gaming operations revenues, compared with 54% from product sales and 46% from gaming operations in the September 2009 quarter.

As we discussed on our last call in August and at our September Investor Day, our initial Bluebird xD gross margins were lower than our targeted launch goal. We have identified significant opportunities to improve the xD gross margin through cost reductions and supply chain efficiencies; and we have a plan in place to accomplish this throughout the balance of fiscal 2011. We expect to reach margin parity between the Bluebird xD and Bluebird2 cabinets in the June 2011 quarter, even as we anticipate raising the bar by improving the margin on the Bluebird2 cabinet during the same period. Our operating execution initiatives remain clearly focused on implementing the improvements that will help us reach our near-term 55% product sales gross margin target.

To put the Bluebird xD unit margin impact into better perspective, I would note that because of its higher average selling price, the Bluebird xD units already generate higher gross profit dollars per unit than a Bluebird2 unit. So as we improve the gross margin through our Continuous Improvement initiatives, we will meaningfully enhance our gross profit dollars.

Total operating expenses increased over the prior year by $8.8 million in the September 2010 quarter, of which $3.8 million related to the Netherlands facility closure charge. R&D expenses increased $2.2 million, as we continue to accelerate our WAGE-NET Networked Gaming solutions. Selling and administrative expenses increased $8.1 million, and includes the aggregate cost for closing and consolidating our main Netherlands-based facility, which was a pre-tax charge of $3.8 million including a noncash $2.1 million impairment charge associated with reducing property value to fair market value. Other selling and administrative costs rose $4.3 million, with the incremental expenses over the prior-year quarter primarily relating to the higher level of revenues and headcount increases during the past twelve months.

Depreciation declined by $1.5 million as we continue to benefit from the increased longevity and capital efficiencies being achieved in our gaming operations business. Despite the year-over-year impact of additional units in the average installed base, a greater number of units are remaining in the field longer and have been depreciated to their residual value. We expect depreciation to increase in total dollar expense over each of the remaining quarters in fiscal 2011, as we invest capital to continue to transition our gaming operations base from Bluebird to Bluebird2 units, place our first units into the new Italian VLT market and selectively invest in other high-return, lease opportunities.

Our operating margin for the quarter was 15.6%, inclusive of 2.1% impact from the charge to close our Netherlands facility, as well as reflecting the impact, as expected, from the higher run rate for R&D expenses and the lower initial gross margin associated with the launch of the Bluebird xD. Excluding the 2.1% facility charge impact, the adjusted operating margin was 17.7%, squarely in the middle of the guidance we provided of 17.5% to 18%.

We continue to utilize the strength of our balance sheet and cash flow to invest in high-return growth opportunities, fund our internal R&D initiatives and pursue opportunities to license or acquire technology and well-known third-party brands. In addition, as Brian noted, we repurchased $50 million of our stock during the September quarter and also had lower accrued liabilities than at June 30 resulting from tax and employee incentive payments falling in the September quarter. These two items largely account for the quarterly sequential decline in our cash balance since June 30, 2010. Our trailing twelve-month average return on invested capital was 14.2%, up from 13.8% for the twelve months ended September 30, 2009.

Overall, our balance sheet remains solid, with no debt, $122 million in cash and with Stockholders’ Equity representing about 84% of the total balance sheet. Inventory of $65 million at September 30, 2010 was $7 million higher than June 30, 2010, while inventory turns increased to 4.1 turns versus 3.8 turns a year ago. Total accounts receivable were essentially flat at $327 million as of September 30, 2010, compared with June 30, 2010, and total days sales outstanding improved modestly to 135 days at September 30 compared to 138 days at June 30. Current account and notes receivable declined $14 million from June 30, 2010, while long-term notes receivable, net were $15 million higher at $67 million as of September 30, compared with $52 million at June 30. The increase in long-term notes receivable primarily reflects our direct selling into markets, such as tribal Class II and Mexico that have historically relied on longer-term financings. These new markets represent the principal amount of our higher extended-payment term financings during the quarter.

Turning to revenue guidance, as Brian mentioned, we are reiterating our annual guidance today of revenues of $830-to-$850 million. For the December 2010 quarter, we expect to generate revenues of $198-to-$205 million, which would represent 5%-to-9% increase over the prior year quarter and approximately 23%-to-25% of our total expected annual revenues. In aggregate, we expect revenues for the first half to be 45%-to-47% of our annual revenues, which is consistent with the initial overall revenue guidance that we provided of 44%-to-48% of the fiscal year’s revenues being generated in the first half. Of note, I would point out that we sold approximately 1,250 gaming machines for new casino openings and expansions in the December quarter last year. In the December quarter this year, there are far fewer expansions and new openings. We continue to see an acceleration of revenues in the second half as a result of the commercial launch of our WAGE-NET Networked Game Enablement Portal Applications and online gaming business in the UK, ongoing penetration into Mexico, New South Wales and Class II markets, market share growth in both domestic and international markets, and our entry into the Italy VLT market.

We expect to see operating margin improve on a quarterly sequential basis throughout fiscal 2011; and for the December quarter, we expect operating margin to improve over the September quarter to a range of 19%-to-19.5%. For the year, we are maintaining our operating margin guidance of 22.5% to 23%.

With that let me turn the call over to Orrin for his comments on our operating progress.

Orrin J. Edidin, President

Thanks Scott. Good afternoon everyone.

I’ll begin my remarks with an update on our Networked Game Enablement solutions. As of today, the first Integrated Portal Application Family – Ultra Hit Progressive® – is live at 5 beta sites running the theme Jackpot Explosion® across a total of more than 100 upgraded Bluebird, Bluebird2 and Bluebird xD gaming machines. The concept of Integrated Portals is the ability to integrate the art, sound and math of various bonus applications running on servers with the WMS standard base game library creating an enhanced player experience.

Data from these casinos continues to confirm our expectations that WAGE-NET solutions drive meaningful revenue increases for casino operators. Across all 5 casinos, the addition of Jackpot Explosion to a variety of standard WMS base unit games has driven increases in the average daily coin-in by up to 35% per machine. With awareness of this strong initial performance increasing, we have had additional interest from casino operators who want to place this product on their casino floors.

Upon receiving final regulatory approval by GLI, projected to be later this quarter, we expect to begin earning revenues from this product at the beginning of next quarter. The momentum will continue with the launch of Piggy Bankin’®, the second theme in the Ultra Hit Progressive Portal Family, followed by Peng Wins™, the first theme in the second Portal Family called Winners Share™.

During the next several quarters, we will continue to add additional Portal Families to our suite of Integrated Portal Applications, each with a differentiated key gaming characteristic. We expect to simultaneously increase the breadth of the total product offering through additional themes within each Portal Family. Over time, this breadth of Integrated Portal Applications adds value to the casino operators by providing numerous combinations of base games and portal application themes geared towards increasing coin-in across their casino floor, while simultaneously building a strong new stream of high-margin recurring revenues for WMS. Customer response to our suite of Portal Applications has been tremendous. Our WAGE-NET products and capabilities will be a key point of focus at G2E later this month.

Regarding our new online gaming casino site – JackpotParty – we expect to commercially launch this site to approved players in the United Kingdom later this quarter. This is an exciting opportunity for us to leverage our successful content in a new business-to-consumer, or B2C, UK-focused business. While too early to predict any level of success, we are enthusiastic about creating this new revenue stream and beginning to prove out our business strategy in the online, web-based commerce world.

We approached our introduction of JackpotParty Casino in much the same way we bring innovation to any of our product development efforts: we research the entertainment values players want, and then we innovate and bring differentiated products to the marketplace. From the time we first began to analyze the online sector several years ago, we focused our research on what players value when they play online. Armed with this understanding of players’ preferences, we then acquired and licensed technology and IP to provide the e-commerce capabilities needed, including licensing a selection of table and card games. During the last several years, we further developed these technologies to provide a robust, web-based gaming platform. And, we recruited a UK-based team with significant online gaming experience to manage the marketing and operations on a local level.

At launch, our site will offer a broad selection of table and card games, along with more than 20 slot games, including many of our highly successful proprietary game themes that we’ve ported to the online platform. We’ve also been successful in gaining access to several of our popular licensed titles for use in the online space, and we continue to repurpose additional unique WMS games to the web platform.

So how can WMS add value and stand out in the UK, a truly mature and very competitive online market? First, and most importantly, we bring our unique game content to the online world. Whether you want to play our popular, land-based casino games, such as our exciting Hot Hot Penny® series or WMS licensed themes like the original STAR TREK™ series or THE WIZARD OF OZ™ game…you will only find these player favorites online at JackpotParty.com. In addition, while playing on this site, whether you are playing a slot game, at the roulette wheel or any other table game, you are eligible at all times to win the Jackpot Party Progressive award, the world’s first online casino-wide accumulating jackpot for online players. This jackpot award is a mystery-based random bonus with five progressive jackpot award levels. Just as has been proven with players in traditional casinos, online players want to celebrate big wins. At JackpotParty.com, we will have exclusive leader-boards, casino-wide celebrations and the capability to follow other players’ wins through our WinStream™ feature or chat real time with other players on the JackpotParty site.

Our fiscal 2011 revenue guidance assumes only very modest revenues from our new, online business and, consistent with our prior comments, our margin guidance anticipates running at a small loss, as our strategy is to gain experience in this new business and build greater awareness and a loyal player audience. Longer-term, we believe we’ve created a business model that is scalable and extensible to other international markets as they become legal markets.

Another differentiated online product platform WMS recently launched is Player’s Life™ Web Services that extends the experience of the casino floor for players with an online, socially-networked, non-wagering gaming experience. Player’s Life Web Services creates tremendous value for casino operators. For the first time ever – using in-game data, operators can stay connected to their customers wherever they are…in the casino, on the Internet and even through mobile channels. With this level of connectivity, operators are uniquely positioned to offer promotions and incentives to players based on their play in the casino as well as their non-wagering experiences online. Recently introduced with the launch of THE LORD OF THE RINGS participation game, the online and mobile capability allows players to enjoy connected casual games anywhere that actually unlock bonus features for the player when they return to the casino. For players who like THE LORD OF THE RINGS participation game, this extends their entertainment value and keeps them connected to their favorite casinos even when they aren’t there.

Recently launched in July, we already have nearly 500 of THE LORD OF THE RINGS games installed in more than 150 casinos, and the rate of players creating unique log-ins is running about twice the rate that we experienced at a similar point of roll-out with Star Trek. We’ve already eclipsed more than 125,000 new player sign-ups, or an average of more than 1,000 new unique accounts being created per day since the installation of the first unit, and still increasing week-over-week. Further, we can see those players who create a unique player ID are spending almost 70% more time on device at the casino, which enhances coin-in for casino operators.

With these early performance statistics for Player’s Life, we are already proving out our business strategy for this application to casino operators and WMS, and the entertainment value for players. At G2E in mid-November we will demonstrate approximately two dozen new games that will incorporate Players Life capabilities and also a suite of powerful easy-to-use solutions that enable casino operators to differentiate their casino floors.

At the G2E trade show, we are prepared to demonstrate once again how WMS leads the industry in product innovation. That’s a bold statement, but we will showcase a number of innovative, new games, systems and applications that will drive our future product sales and recurring gaming operations revenues. Consistent with last year’s show, products that will drive revenues and growth during the next 6-8 months will be demonstrated around the perimeter of our booth, while the products targeted to be available toward the end of calendar 2011 will be located in our “inner sanctum” section. And of course we’ll have the vault to demonstrate WMS’ multi-year product strategy and the long-term benefits customers can derive from our upcoming offerings.

As already noted, we will prominently feature games that combine the casino experience with our online, anywhere Player’s Life capabilities and a broad array of WAGE-NET Networked Game Enablement Solutions. In addition, we will have four unique themes that will showcase the introduction of our new, third-generation operating system, CPU-NXT®3. As our creative team continues to innovate and think outside of the box, the operating system requirements continue to grow, which led to the development of the industry’s next leap forward. CPU-NXT3 has ten times the power and capacity of our current CPU-NXT2 operating system, and other industry-comparable operating systems that are only just now, in some cases, making their way to casino floors. We also will be introducing new games for our existing participation brands, along with new games for new brands we’ll be launching within the next nine months. We will have the largest number of for-sale and participation games that we have ever demonstrated at G2E. It’s going to be another great show for WMS, and I really hope to see many of you out in Las Vegas in a few weeks.

With that, let me turn the call back to Brian for final comments. Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks Orrin. Our first quarter results once again demonstrate that WMS is on a path of continued near-term growth with comprehensive plans to extend this record well into the future. Over the last ninety days, we’ve been meeting with our customers in advance of G2E to discuss our product strategy and how we can work together to further improve their slot performance. We also have been probing as to their initial thoughts on replacement capital budgets for calendar 2011, and consistent with expectations we built into our annual revenue guidance, we do not expect any meaningful improvement over their calendar 2010 replacement capital budgets. Notwithstanding this, with the range of new revenue opportunities recently rolled out and the coming product launches, plus our self-funding of investments in future products through higher R&D spending, we believe we are well positioned to generate both short- and long-term growth. When you combine our top-line success with our vigilance on operating execution, you’ll see why we have been able to consistently achieve our targets for growth in revenues, profitability and cash flow. Our team has proven over the years that we can effectively manage the business for the benefit of our shareholders; and everyone at WMS is focused on the future and the value we can create by executing on our product road map.

As we look forward, we have tremendous confidence in our expectation for continued steady advancements in revenue growth based on our strong array of revenue levers that will be available to us: 1) an incredibly robust, new third-generation operating system to power innovative game play offerings; 2) a wide variety of games and products integrated with our unique Player’s Life Web Services to leverage the increasing influence of social media and extend player entertainment beyond the four walls of the casino; 3) our soon-to-be commercially launched Networked Game Enablement Portal Applications and the whole host of solutions enabled by our WAGE-NET networked gaming system; 4) the exciting new potential unleashed with our JackpotParty Casino web site in the UK, and the ability to build upon our combination of great content and web-based commerce capabilities to tap both B2C and, in the future, B2B online opportunities on a global basis; and last, but not least, 5) our ability to capture ship share as a result of our demonstrated record of marrying creative talent with advanced technology and player-driven research to create innovative and differentiated new gaming experiences, as well as successful new gaming platforms like the Bluebird2 and Bluebird xD.

We couple this ability to drive revenue growth with our intense focus on driving Continuous Improvement in our operating execution. This is the effort that manifests itself in our ongoing ability to realize improvements in margins and higher return on invested capital. As we stated and visibly demonstrated during our investor day, from the plant floor to our business processes, we have specific initiatives and tools to drive improvement. And, with each new step forward in technology and with each new platform, we create new opportunities for further improvements. Near-term, as a result of the already identified cost reductions for improving the Bluebird xD cabinet, we expect to achieve our targeted run-rate of a 55% product sales margin beyond the next few quarters, even without benefit of an improving replacement cycle. And, with both product sales gross margin improvements and the growing array of high-margin participation and software applications to drive margin, we expect to continue to drive toward our goal of a 22.5%-to-23% operating margin for the fiscal year, even as we continue to invest in our future through higher R&D spending. This, in turn, builds the foundation to continue to advance toward our 25% annual operating margin goal in the intermediate term…and a longer-term goal of 30%.

With a portfolio of great revenue levers and meaningful opportunities to improve margins, we expect that our cash flow in future years will continue to grow and provide the self-funding for our growth initiatives and the wherewithal to invest in WMS through further share repurchases. By remaining focused on our well-defined strategy, and keeping a customer-focused vigilance on the pulse of our business, we remain confident that we will continue to do what we say we will do and deliver the success that will build long-term value and yield rewarding results for our stockholders.

Now, we will be happy to take your questions. Shawn.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And our first question comes from the line of Joe Greff for JPMorgan. Please proceed with your question.

<Q – Joseph Greff>: Good afternoon, everybody. Three question for you all. Brian, I know we’re waiting for others to report their respective September quarters, but if you can give us a sense on ship share trends and if you can kind of talk about sort of the sequential trends, if you could. My second question relates to any comments on the competitive landscape on gaming operation, i.e., its economics – or economics or is pricing coming down there from a competitive perspective? And then my third and final question: if we look at product sales gross margins, if looking back at the quarter, if we were to ex out the impact of Bluebird xD, would ASPs and gross margins be comparable to a year-ago level? Thank you.

<A – Brian Gamache>: Okay, let me tackle those one at a time, Joe. Ship share, I think it’s hard to know because our largest competitor hasn’t reported yet, but I would guess that we’re in the similar place where we were in the June quarter, which is a 31% to 32% ship share. Of interest, of the games we took in in trade in Q1, one-third were WMS products and two-thirds were our competitors, so I think this bodes well for our future trends. But until IGT reports next week, I believe, it will be hard to know what that ship share is, but we’re feeling that we were a ship share gainer during the quarter.

Second of all, gaming ops. Gaming ops, when you look at the quarter itself, we really had – it was a very good quarter versus our operating budget and our plan. We have four WAP launches in Q2 and Q3; there will be Great and Powerful Oz, we have MONOPOLY Around the Globe, we have THE PRICE IS RIGHT video and the Attack From Mars. So that’s going to drive significant revenues into Q3 and Q4; that was anticipated when we did our budget. A lot of the revenue growth is really derived from the timing of the launches and so this particular year, a number of our games are coming out in Q2 and Q3, so it’s really going to make for a robust Q4. And in addition, we’re going up against a tough set of comps from a year ago when Wizard of Oz was at its zenith, as far as the popularity and the coin-in. But again, we’re very proud of the fact that we’re still 50% above our nearest competitors as it relates to the win per day yield and we expect that trend to continue with all these exciting products we’ll be launching here in the near future.

And as far as the product sales gross margin, I think Scott’s probably going to have to get back to you after the call. My instincts tell me that if you take out the ASP difference – excuse me, the xD difference, I think that you would probably get to a similar margin on the Bluebird2; that’s probably in the same neighborhood as to where it was a year ago, Joe. But it’s really – I think the surprise that caught us off guard was the number of xD units that we shipped into the quarter; given the fact it was 35% of our shipments kind of even surprised us. So you’ll see us take that margin to task here in Q2 and Q3. Going into Q4, we expect, as Scott said in his comments, the xD margin will rival the Bluebird x2 – Bluebird2, I should say.

Next question?

Operator: Our next question comes from the line of Carlo Santarelli with Wells Fargo. Please proceed with your question.

<Q – Carlo Santarelli>: Hi, guys. Thanks. Two questions, one of which it concerns kind of your WAP games and maybe what you have in the pipeline coming online that you’ve yet to speak about. And if I could double-back for a follow-up after this.

<A – Brian Gamache>: Well, I just mentioned, Carlo, that we have a number of WAPs coming out here in the very near future. We’ve got four WAPs coming out in the Q2 and Q3, which will really drive second half revenues for the year. We had THE PRICE IS RIGHT launch that happened in our Q1 and quite honestly, it didn’t place as many units as we had hoped, probably because we launched with the mechanical reel and, quite frankly, we probably should have launched with our video product and that’s going to come out in the next few months. So our gaming operations business is exactly where we thought it would be after the first quarter; with these launches coming up, the second half should be very exciting.

<Q – Carlo Santarelli>: Okay. Thanks, Brian.

Operator: Our next question comes from the line of David Katz with Jefferies. Please proceed with your question. Unfortunately, Mr. Katz has disconnected. Our next question comes from the line of Steve Wieczynski with Stifel Nicolaus. Please proceed with your question.

<Q – Steven Wieczynski>: Hi, good afternoon, guys.

<A – Brian Gamache>: Hi.

<Q – Steven Wieczynski>: Scott, I apologize if I missed this, but your operating margin assumption for the full-year of 22.5% to 23%, I assume that excludes the charge for the Netherlands facility?

<A – Scott Schweinfurth>: Correct.

<Q – Steven Wieczynski>: Okay. And then, Brian or Orrin, I guess in terms of your conversations you’ve had with your customers going to G2E, has that – I mean you talked about how they’re not expecting to materially change their spending patterns, but where was that now versus six months ago or nine months ago?

<A – Brian Gamache>: It’s a great question. I think it’s a little bit better than it was six months ago, but I think a year ago at the same time heading into G2E, we had similar types of positive vibes and unfortunately they didn’t turn positive. So I think we’re guardedly optimistic at this point heading into G2E. I think that the current replacement rate is not sustainable; our customers admit that to us. And so it’s not a matter of if it’s going to happen; it’s a matter of when. And I believe a lot of the economic uncertainty tied to the elections and the consumer confidence is tied to the capital decision making. As you know, typically people come out of G2E and go back and put their capital budgets together during the last half of November and December, so we should have some better clarity on the January call. But we believe that this is not going to be a head fake this time and that this is going to be the real deal, so time will tell.

<Q – Steven Wieczynski>: Okay, great. And then maybe, Scott, one more for you. The ASP guidance you gave three months ago of 15.7 to 16.1, I mean that looks now to be pretty conservative considering the quarter you just put up. Do you still feel pretty comfortable with that range or do you think that’s going to drift out a little bit higher?

<A – Scott Schweinfurth>: Well it’s one quarter’s results on an annual level of guidance. And as we said in the prepared remarks, Bluebird xD at 35% of the total was higher than we anticipated, so I think it’s too early to start tweaking the individual annual guidance disclosures at this point. And we’ll see exactly what comes out in December and if it’s appropriate, we’ll make changes at that point. But you’re quite right; we got off to a pretty fast start.

<Q – Steven Wieczynski>: Okay, great. Thanks, guys.

Operator: Our next question from the line of David Katz with Jefferies. Please proceed with your question.

<Q – David Katz>: Hi, afternoon.

<A – Scott Schweinfurth>: Hi, David.

<A – Brian Gamache>: Hi, David.

<Q – David Katz>: So the operating margin guidance, in particular as I take a first pass at the model, strikes me as ambitious for the back half of the year, particularly given what we’re seeing, what we’ve seen today and what we’re saying about the December quarter being down at 19.5 sort of finishing for the full year. Now I presume that the $3.8 million charge is excluded from that guidance, but if there’s any color you can add about that ramp up in operating margin in the back half, that would be helpful, please?

<A – Scott Schweinfurth>: Yes, the margin guidance excludes the impact, which was I think 2.1% on this quarter, of the Netherlands facility closing charge. And I guess in response to the question about the ramp up, the guidance that we provided at the beginning of the year had a fairly higher second half, which has been typical for WMS over the last three years. I think we’ve showed that as a schedule that we had attached to our earnings release that we issued in August. So we are anticipating that there’s going to be larger volumes in the second half and volume will obviously help both product sales margin and overall operating margin.

<A – Brian Gamache>: If you look at the sequence of our margins over the past several years, David, you’ll see this trend. And a large driver in this margin improvement’s going to come from the xD margin and it’s also going to come from our price increases, which we’ll be putting in place in January, and also the additional gaming operations revenue that’s going to be ramping up in Q3 and Q4. So it’s a combination of those three, in addition to the additional volume, of course.

<Q – David Katz>: All right. Can I just follow that up and ask one question about Italy and if you could just review with us when that should start to really have an impact? As I recall, that is predominantly a game ops issue. And give us a sense of what the scale of that will be and when that hits?

<A – Scott Schweinfurth>: Yes, based upon where we are at this point, we believe it will start in the June 2011 quarter. It is going to be a operating lease market rather than a for-sale market and so what that means is instead of getting the full revenue and profit benefit from the deal at the point the game shipped, we’ll be recording a operating lease revenue over the term of the lease.

<Q – David Katz>: Okay. I’m sorry, one last one, if I may. But just from a qualitative perspective on terms, when you’re either placing or selling games, we’re always focused on things that may be going on, such as guaranteed performance or other inducements, if you will. Are there any details or thoughts you can share to that end as to what the environment – maybe how the environment has changed since we last talked about it?

<A – Orrin Edidin>: Are you talking about Italy in specific, David?

<Q – David Katz>: No, much more U.S.

<A – Scott Schweinfurth>: Yes, I would say we have been providing conversion packages for customers and parts sales packages, gosh, I think since I’ve been here, right? And I don’t think that there’s been any difference in our approach to those. And that ends up being deferred revenue at the time we ship the product that gets earned out over the period that those conversion kits or parts sales kits can be used by the customer, but we haven’t made any change to our approach there.

<A – Brian Gamache>: And when you look at the pricing leverage we have, we’re increasing in this tough market 10% increase in ASP year-over-year; that’s not insignificant to note. And I think that as long as we continue to execute and provide a value proposition, we continue to have pricing leverage.

<Q – David Katz>: All right. Nice quarter. Thank you very much.

<A – Brian Gamache>: Thank you very much, David.

Operator: Our next question comes from the line of Dennis Forst with KeyBanc. Please proceed with your question.

<Q – Dennis Forst>: Yes, good afternoon, everybody. Hi, how are you? I had a few clarifications. So the comment you made in the press release, Brian, drive higher margins this fiscal year, that’s the 23% to 25% margin that you’re talking about?

<A – Brian Gamache>: That’s correct, Dennis.

<Q – Dennis Forst>: Or 22.5% to 23%. And I think the prior question was that you got a long ways to go. The third and fourth quarter will have to be really high margin quarters and you explained why that was going to be the case. I had a question for Scott on – go ahead.

<A – Scott Schweinfurth>: We’ve got a pretty good track record of doing what we say we’re going to do and the guidance we’ve given over the last several years has been spot on. So we wouldn’t be putting this guidance out there if we weren’t comfortable with our ability to execute on it.

<Q – Dennis Forst>: Good, thanks. Yes, and I certainly agree with that. The CapEx for the year, it sounds like with four other new WAP games, you’re going to be investing a lot more money this year than is typical in gaming equipment. The first quarter you spent about $40 million between PP&E and gaming equipment; is that a pretty good run rate for the full year?

<A – Scott Schweinfurth>: Well, I believe that when we announced our guidance in August, we talked about the fact that we were reinvesting in WMS this year through a higher level of spend on our gaming operations installed base, primarily because we have to convert that base from being primarily Bluebird1 to Bluebird2 and some Bluebird xD. This Italy operating lease market will result in gaming ops capital spend and we’ve been looking at some just regular operating leases for domestic customers. So we announced that there was going to be 40 million more spent in gaming ops capital this year than what we did last year and indeed in the first period here, we spent 12 more than what we had done last year. So I’ll say fairly ratable relative to that extra 40 on the gaming ops capital.

<Q – Dennis Forst>: Okay.

<A – Brian Gamache>: And over our boxes in the gaming operations business is still – they’ve been out there six or seven years, the original Bluebird1’s. So it’s incumbent upon us to invest in that footprint to make sure the earnings of those games remains high, so we can keep that footprint growing.

<Q – Dennis Forst>: Okay. So given that, will you still be able to throw off sufficient free cash flow to keep buying stock or will you have to dig into your cash reserves to continue on this level of stock buyback?

<A – Scott Schweinfurth>: Well, I guess a little bit of it will depend upon just how much stock we’re actually going to be buying back. The Board authorized a $300 million program in August and given where the share price was trading, we pretty aggressively purchased stock in the September quarter, so we bought 50 million back in sort of a two-month period. And we will continue to look at where the share price is at and make determinations as to how much we would want to buy back. But the company continues to generate good cash flow and we monitor that as part of the decision process we have in determining when and how much we want to buy stock back.

<Q – Dennis Forst>: Okay. And just to kind split hairs on that buyback, the text says about $50 million of stock, the cash flow statement says $46.4 million in the quarter...

<A – Scott Schweinfurth>: That’s because there, we bought some shares the last two days of the quarter that didn’t actually settle and, therefore, the cash transfer until the first two days of October.

<Q – Dennis Forst>: Okay. Have you bought back any stock since the end of the quarter?

<A – Scott Schweinfurth>: No because we’ve been in a black out period.

<Q – Dennis Forst>: A quiet period; okay. And then I wanted to get a clarification: did you say that Perryville’s units were not included in the September quarter?

<A – Scott Schweinfurth>: Yes, that’s correct because they...

<Q – Dennis Forst>: They will hit this December quarter?

<A – Scott Schweinfurth>: That is correct...

<Q – Dennis Forst>: And that’s over 400 units?

<A – Scott Schweinfurth>: That is correct.

<Q – Dennis Forst>: Okay. And then lastly, what is your average daily lease fee today on those over 3,000 daily lease units?

<A – Scott Schweinfurth>: Dennis, we have not broken out the revenue per day between the three different categories, either in our...

<Q – Dennis Forst>: Well, that’s why I asked the question.

<A>: [inaudible]

<Q – Dennis Forst>: All right, I’m sure Bill will tell me. Thank you, guys.

<A – Scott Schweinfurth>: Thanks, Dennis.

<A – Brian Gamache>: Next question.

Operator: Our next question comes from the line of Bill Lerner with Union Gaming Group. Please proceed with your question.

<Q – Bill Lerner>: Thanks. Hi, guys.

<A – Brian Gamache>: Hi Bill.

<Q – Bill Lerner>: A couple of questions here. One is on the game ops, in the game ops segment, when do you think the increase spend will start to show up in yields? Or maybe the better question is did you start to see yield improvement from refreshing that base in, say, September or October?

<A – Brian Gamache>: Well, there’s been a little bit of a softness, I think, Bill, in the regional markets in the Q1 that really we would have seen a more robust increase in our yield. But we would expect that as we continue to reinvest in this capital program, along with the new launches and the new form factors that we’re going to bringing out here in Q2 and Q3, you’ll see a significant return, an uptick in Q3 and Q4. This is a business that you can’t run it quarter-to-quarter; you have to have a long-term approach. And the guidance we gave on the call in August, we’re very comfortable with in delivering for the year. So you can’t look at this thing day-to-day, week-to-week, you have to look at this thing over a cycle. And I think that as I said earlier in my comments, that launching of the products really is more determined in the yield and the revenue growth than anything and we’ve got a bunch of them coming out here over the next, call it, six to eight weeks.

<Q – Bill Lerner>: Okay. Thanks, Brian. And then one follow-up: on the used unit front, I saw conversions were down, but used units were up; is that suggestive of anything? I mean maybe not because one was down, one was up, but how – any color behind...

<A – Brian Gamache>: I don’t think there’s any correlation between the two, Bill; honestly, I think it’s apples and oranges. But I do think that the ability for us to take our Bluebird1s back – we have over 100,000 Bluebird1s out there in circulation and there is tremendous demand for those, both domestically and internationally. And so that bodes well for us being able to get these games back in and convert those to Bluebird2s and that’s something that our sales organization is focused upon. So you’ll continue to see, I think, an uptick in our used games sales because of the demand for Bluebird1.

<Q – Bill Lerner>: Okay. So I guess, Brian, so what I was getting at was is there latent demand for fresh games and this is a temporary thing, but it sounds like it’s really more of a WMS thing?

<A – Brian Gamache>: I think that’s correct.

<Q – Bill Lerner>: Okay. All right, thanks, guys.

Operator: Our next question comes from the line of Todd Eilers with Roth Capital Partners. Please proceed with your question.

<Q – Todd Eilers>: Good afternoon. I had a follow-up on new unit shipments. You mentioned the Penn shipment not hitting in this quarter. Can you tell whether you shipped – or how many, if any, of the Cosmopolitan casino units were shipped in the quarter?

<A – Scott Schweinfurth>: Yes. Most of them were shipped in the September quarter because they wanted to get them on the floor so they could work with the sB window system and make sure that was all in place before they opened.

<Q – Todd Eilers>: Okay. And was that essentially all of your new unit shipments then in the quarter?

<A – Scott Schweinfurth>: No, not quite all, but it was a pretty good share of them.

<Q – Todd Eilers>: Okay. And then if I might ask a follow-up on CapEx in the quarter, can you maybe give us a sense or give us an indication of how much of that CapEx was allocated towards the refreshment of your installed base out there with the Bluebird2s for the Bluebird1s, how much of that was allocated towards Italy placements in the coming quarters and then the rest obviously would be your normal, I guess, placement activity; can you maybe break that down for us a little bit?

<A – Scott Schweinfurth>: Yes, I would say that – and this is ballpark because I don’t have the numbers right in front of me – but I don’t believe there was any spent on Italy in the quarter because the market’s further off at this point. And of the remaining capital, I think about two-thirds is for refreshing from Bluebird1 to Bluebird2 and another third was more the normal capital, including rolling our THE LORD OF THE RINGS game which is on a Bluebird1 gaming device.

<Q – Todd Eilers>: Okay. All right, thanks, guys.

Operator: Our next question comes from the line of David Bain with Sterne Agee. Please proceed with your question.

<Q – David Bain>: Great, thank you. Hi, guys, just a follow-up on Maryland: were any of the units that were shipped rev share and were they reflected in the September quarter?

<A – Brian Gamache>: No, the reason why there’s a delay in the recognition, David, is that there is an acceptance period by contract that the operator has to submit to, so it’s just a contractual deal. But no, those are for-sale units we’re not going to be in the rev share business in Maryland.

<Q – David Bain>: Okay. And then can you speak to any cannibalization of existing gaming ops products, specifically RUBY SLIPPERS, with WIZARD OF OZ, or LORD OF THE RINGS or STAR TREK, if any? And then on the competitive front, are there any changes versus last year with regard to improvement or practices by competitors out there that you’re seeing?

<A – Brian Gamache>: Yes, I think that some of our competitors’ gaming operations products have gotten significantly better. There’s definitely more competition in the gaming operations business, but that being said, our footprint and our yield continue to remain solid and grow. But there’s definitely an uptick in the quality of the product that we’re seeing out there from all of our major competitors.

<A – Orrin Edidin>: And, David, I would add to that we try to minimize the risk of cannibalization; of course, there’s always some, but we rely on the differentiation of our form factors to minimize that risk. For instance, Great and Powerful Oz comes out on a big event form factor and that’s the first Oz product that’s on that form factor. So we would try to position it to make it as incremental as possible, recognizing there’s going to be some.

<Q – David Bain>: Okay. And then just a final question on the international front. Mexico and Australia, I assume those were up sequentially again just looking at the numbers; do you feel that 40% of shipments is a good run rate going forward or could that inch up?

<A – Brian Gamache>: You’re talking about international as a total?

<Q – David Bain>: Yes.

<A – Brian Gamache>: We think it’s probably less than that today, but as we said on a number of occasions, we’d like that number to get closer to 50% over the coming years with all our growth opportunities that are going to be internationally. We’d like to see a 50-50 mix between domestic-international box sales and I think that we’ll get there sooner than later when some of these new jurisdictions open up. But right now, it’s probably closer to 35% of our shipments for the quarter.

<Q – David Bain>: Okay. And then just following up on that then: are you seeing any overall market slowdown in Mexico in terms of Class III conversions?

<A – Brian Gamache>: I just came back from there last week and I would tell you that the market is very exciting; I think that there’s tremendous upside. Depending on who you speak with down there, there’s a lot of different interpretations, but a number of the people think the market could be a 125,000 to 140,000 Class III units. And I think there’s only 40,000 units in the field today, so it could be a very exciting marketplace down there. So we’ve had great success thus far, our games are doing very well and we continue to have great hopes for Mexico.

<Q – David Bain>: Okay, great. Thank you, guys.

Operator: Our next question comes from the line of Joe Greff with JPMorgan. Please proceed with your question.

<Q – Joseph Greff>: Hi, guys. Thanks for letting me ask a couple of follow-ups. Looking at the quarter’s U.S. and Canadian replacements, was there a much of a difference in average order size and how much account – or how much was related to Class II market?

<A – Brian Gamache>: The order size is still in the, call it, 15 to 18, Joe; it’s in that ballpark, so the order size hasn’t really by market or by quarter or year-over-year has not changed a whole lot. We’re having to work harder for the same results, put it that way.

<Q – Joseph Greff>: And Class II?

<A – Brian Gamache>: Class II is maybe a little bit bigger because it’s a new market for us and we’re entering the floors for the first time, but not significantly bigger than those numbers.

<Q – Joseph Greff>: Okay, great. And then no one’s asked about the Bally lawsuit and I just wanted to ask with respect to defense cost and, well essential, legal fees, litigation costs, I’m presuming you feel comfortable that’s baked into your SG&A guidance for the year?

<A – Brian Gamache>: Yes, when we gave the August guidance, we had that fully baked in because we knew this was going to happen back then when we gave our guidance, so that’s fully baked into our numbers. And as far as the lawsuit, we’re not going to comment publicly on pending litigation, but we will vigorously protect our intellectual property; it’s a core asset of our company and we believe that it’s important for us to protect it when necessary, so I’ll leave it with that.

<Q – Joseph Greff>: Great. Thanks, guys.

Operator: Our next question comes from the line of Dennis Forst with KeyBanc. Please proceed with your question.

<Q – Dennis Forst>: Yes, I had a follow-up about tomorrow’s elections. There’s not a whole lot directly on the ballots, but to me, it’s kind of the beginning of a trend of states that have a fair number of Indian casinos maybe looking for state-run casinos, states that are leaking revenue across borders. Do you care to comment on what you are looking for out of these elections and what we might see over the next few election cycles?

<A – Brian Gamache>: You’re right, Dennis, there’s not a lot of, what I would call, show stopper-type of referendum out there. But I would tell you that there’s a growing number of states that really have these deficits and nowhere to turn. When you look at a state like Texas, it’s got an $18 billion projected budget deficit, gaming becomes a very attractive scenario for them. So while there are different licenses in play and different states and different – even here in Illinois, the fact that they’re looking at potentially slots at race tracks now, there’s a lot of things that could happen and until these elections are held and solidify, it’s going to be hard to speculate. But I would think that the overall timing and the overall fiscal condition of a lot of the states in this country are going to require them to, if they haven’t already, start looking at gaming as an alternative to raising taxes or cutting social programs, so I think we’re in a pretty good position as an industry.

<Q – Dennis Forst>: Okay, thanks.

Operator: And Mr. Gamache, I’ll now turn the call back to you. Please continue with your presentation or closing remarks.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you Shawn and thanks for joining us today. We look forward to reporting our additional progress on our next call when we’ll discuss our December 2010 quarter results. In the meantime, I hope to see many of you in two weeks at G2E. Thank you.

Operator: Ladies and gentlemen, that does conclude today’s conference call. We thank you for your participation and ask that you please disconnect your lines.

Product names mentioned are trademarks of WMS, except for the following:

G2E is a registered trademark of Reed Exhibitions, a division of Reed Elsevier Inc., and the American Gaming Association. Used with permission.

STAR TREK: TM & © 2010 CBS Studios Inc. All rights reserved. STAR TREK and related marks are trademarks of CBS Studios Inc.

THE LORD OF THE RINGS © 2010 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Middle Earth Enterprises under license to New Line Productions, Inc.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s10)